UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROCKY MOUNTAIN CHOCOLATE FACTORY ISSUES STOCKHOLDER LETTER

DURANGO, CO / July 19, 2022 / On July 19, 2022, Rocky Mountain Chocolate Factory, Inc. (NASDAQ:RMCF) issued the following press release and letter to stockholders of the Company:

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

265 Turner Drive

Durango, Colorado 81303

Dear Fellow Stockholder:

Rocky Mountain Chocolate Factory Inc.’s (“RMCF”) 2022 Annual Meeting of Stockholders is scheduled to be held on August 18.  Your vote on the WHITE proxy card is particularly important this year since your Board’s and management team’s efforts to turn around RMCF and restore stockholder value are threatened by yet another costly and distracting proxy fight by the AB Value and Bradley Radoff group (“AB Value”).

RMCF’s business, under the direction of a refreshed Board and a new hard-charging CEO, is now stronger than it was pre-COVID 19.  Our franchisees weathered the storm quite well and most are posting stronger sales levels than pre-COVID.  Inflationary and supply chain pressures, which have adversely impacted many consumer facing businesses, have been minimal, offset by sustained consumer purchases, targeted price increases, and a captive and efficient supply and distribution network.

Yet, for the third time in four years, AB Value is waging another costly, disruptive proxy fight by nominating two director candidates for election at this year’s annual meeting, despite the fact that two of our six director nominees on the WHITE proxy card were previously nominated by AB Value. The election of their two new nominees would not just disrupt our program to turn around RMCF, but would give AB Value representation on our Board far disproportionate to their stock ownership and far, far more than any other stockholder.

Please support your Board’s efforts to turn around RMCF and deliver superior value for the benefit of all stockholders by signing, dating, and returning the enclosed WHITE proxy card with a vote FOR the election of all our nominees and FOR the other proposals.

OUR NEW CEO, ROB SARLLS, UNDER THE DIRECTION OF OUR REFRESHED BOARD, IS MOVING AHEAD ON A DETAILED PLAN TO DELIVER SUPERIOR VALUE FOR THE BENEFIT OF ALL STOCKHOLDERS.

As we have previously written to you, our Board nominees have the right balance of skillsets, experience, and fresh perspectives to work effectively with newly appointed CEO Rob Sarlls to finish building and executing a long-term strategic plan that benefits all stockholders and to maintain accountability over Mr. Sarlls and the rest of the management team.

For example, Board Chair Jeff Geygan has already done that as Board Chair at Wayside Technology Group, Inc. (NASDAQ:WSTG) since 2018. He initiated a strategic review process at Wayside that ultimately led to a new C-Suite, refreshed and diverse board membership, strategic acquisitions, and a more innovative company that has experienced significant transformational growth. During Mr. Geygan’s tenure, Wayside more than doubled its EBITDA, and its share price doubled, resulting in the creation of substantial shareholder value.

Similarly, Rob Sarlls has completed several successful business turnarounds and transformations. During his tenure as an executive officer of John B. Sanfilippo & Son, Inc. (NASDAQ:JBSS), that company’s core EBITDA nearly tripled in just over three years, and the stock price more than tripled, resulting in the creation of substantial shareholder value.

Mr. Sarlls is an accomplished food industry veteran recognized for his strategic and operations leadership. In only ten short weeks, he has brought a clear, strategic approach to improving and enhancing RMCF’s business opportunities and franchisee outreach.  This includes launching a full executive team business and management strategy review of RMCF focusing on four primary goals geared to current and prospective business needs:

o

Enhancing the functionality and effectiveness of franchise interactions and models, including a top-down review of our entire business and franchising strategy, store and pricing models, franchise origination criteria, site location criteria, and store appearance;

o

Securing and sustaining greater throughput in the Durango plant operations, including a full review of our current and potential product offering to our franchisee network, product and packaging capability in Durango, and a broader scope of potential strategic supply arrangements for product made in Durango;

o

Optimizing the business both in plant and logistic operations, as well as in customer (franchisee network, specialty markets) and consumer facing functions, including a full review of cost structures throughout the business and the opportunity to implement digital technology and automation to generate significant cost savings; and

o

Utilizing an acquisition strategy to further accelerate market expansion and growth designed to achieve one or several of the following: (a) deepening RMCF’s product offerings, (b) expanding our geographic and/or demographic reach, and (c) broadening our participation at different points in the consumer value chain.

We are already seeing progress:

o	New store openings have returned to pre-pandemic levels, a visible demonstration of the value our franchises can deliver;

o

Newsweek's ranking of RMCF as number one in the Chocolate and Candy Stores category in its list of "America's Best Retailers 2022" has increased the number of prospective and existing franchisees seeking to expand their portfolios;

o

Increased focus on communications, internal and external, that ensures meaningful and consistent communications with all key constituencies, especially stockholders and the investment community, as evidenced by recent news releases and RMCF’s first investor earnings call in more than four years; and

o

Introduction of additional marketing initiatives, including the introduction of a new corporate website this summer, geared to drive both internet and store sales, further helping to build our brand and increase plant throughput.

IN CONTRAST TO YOUR BOARD’S DETAILED PLAN TO DELIVER SUPERIOR STOCKHOLDER VALUE, AB VALUE HAS NO APPARENT PLAN OTHER THAN TO MISLEAD YOU WITH BASELESS PERSONAL ATTACKS

AB Value’s proxy materials and press releases lack details of any specific strategic business plan to drive stockholder value.  Instead, they try to mislead you with baseless and derogatory assertions regarding RMCF, CEO Rob Sarlls, Board Chair Jeff Geygan and other directors.

For example, AB Value’s claims that Jeff Geygan controls and dominates the RMCF Board is simply wrong and belied by the facts:

o

Mr. Geygan is one of seven directors on a Board which includes two directors who were originally nominated by AB Value at the 2021 Annual Meeting.  Mr. Geygan was unanimously elected Chair of the Board by the members of the Board (including the two directors nominated by AB Value at the 2021 Annual Meeting) following the resignation of former Chair Elisabeth Charles as a director effective at this year’s annual meeting.

o

In fact, Elisabeth Charles notes that “my decision to retire from the Board was completely for personal reasons. I fully support the Board’s nominees and Jeff Geygan as Chair of the Board and am thrilled that Rob Sarlls has joined as CEO.”

o

Two out of the three members of the Nominating and Corporate Governance Committee (including the committee Chair) were first nominated for election by AB Value at the 2021 Annual Meeting.  The Board’s appointment of these directors to this important committee is further evidence that the Board is not controlled or dominated by one member, but instead reflects the collaborative environment fostered by our refreshed Board.

In another example, the lack of any real constructive plans by AB Value to increase stockholder value is highlighted by its willingness to attack Mark Riegel’s service as Chair of the Nominating and Corporate Governance Committee of the Board.  When Mr. Riegel was nominated for election by AB Value, AB Value referenced Mr. Riegel as being “highly-qualified” and “independent.”

You should also know that if their nominees are elected at the 2022 Annual Meeting, AB Value is seeking expense reimbursement, without stockholder approval, estimated at $2.2 million.

AB VALUE’S COSTLY AND DISTRACTING PROXY CONTEST IS NOT IN THE BEST INTEREST OF RMCF’S STOCKHOLDERS.

As noted above, AB Value has not presented a detailed plan to deliver superior stockholder value, in contrast to your Board’s carefully considered program.  Perhaps that is because their previously stated concerns, as also expressed by other stockholders, have already been addressed by the current, refreshed Board.

o

New CEO:  The Board recruited and hired a well-qualified CEO, Rob Sarlls, only two months ago. Instead of allowing Mr. Sarlls the time to evaluate RMCF and develop and execute a strategic business plan to drive stockholder value, AB Value chooses to disrupt RMCF at this critical time.

o

Enhanced Performance:  Three proxy contests in four years are costly, a distraction to the refreshed Board and management, and detract from RMCF’s excellent brand. Having addressed prior concerns, and without further distractions, the newly constituted team can best achieve and exceed investor expectations.

o	Board Refreshment: Five of the six Board nominees on the WHITE proxy card are new within the last year, including:

■	two directors who were originally nominated by members AB Value;

■	a director who was elected as a result of stockholder engagement;

■	a director who was secured as the result of an independent search;

■	the new CEO (also secured by an independent search process); and

■	the sixth director, with five years’ experience as a director of RMCF, bringing a great balance of history and experience without an overly long tenure.

The current Board does not need further refreshment.  It does need the ability to continue its efforts to turn around RMCF and deliver superior stockholder value without further distraction and disruption.

o	Separate the roles of Board Chair and CEO: The refreshed Board has appointed an independent, non-executive Board Chair separate from the role of CEO, a governance best practice.

AB VALUE HAS REJECTED GOOD FAITH REASONABLE SETTLEMENT OFFERS BY THE BOARD.

o

The Board offered settlements would have increased the size of the Board to seven, appointed one of AB Value’s nominees and included $500,000 in reimbursement of AB Value’s expenses (which was later increased to $600,000). In light of AB Value’s history of waging expensive and virtually continuous proxy fights in three of the last four years, the Board’s offer to settle was conditioned on a two-year standstill that would provide peace to RMCF and allow the already refreshed Board and newly-elected CEO to focus on RMCF’s strategic plan to deliver superior value to its stockholders.

o	If the Board’s offers were accepted, the seven-person Board would have included three directors originally nominated by AB Value.

o

AB Value has been unwilling to accept the Board’s offerings, instead responding with demands (i) that AB Value be permitted to designate a majority of the Board in 2022 or 2023 or (ii) would result in RMCF and AB Value agreeing to lock up the nominations of 5 of the 7 directors at the 2023 Annual Meeting, hamstringing the Board, in the exercise of its duties, from being able to consider its appropriate size and members.

o

The Board has determined AB Value’s demands would not be in the best interest of the stockholders because they would either (i) provide control of the Board to a single stockholder group by allowing that group to nominate a majority of the members of the Board (either in 2022 or 2023) and the payment of the significant expenses or (ii) would result in a majority of the Board nominees being locked up a year in advance.

IN SUMMARY:

THE AB VALUE AGENDA WILL NOT CREATE VALUE

VOTE FOR ALL DIRECTOR NOMINEES AND THE OTHER PROPOSALS USING THE ENCLOSED WHITE PROXY CARD

Your vote is especially important this year and we look forward to your participation.

Regardless of the number of shares of common stock you own, your vote is important. We urge you to vote in accordance with the Board’s recommendations on each proposal. Please vote promptly by Internet or telephone by following the instructions set forth on the enclosed WHITE proxy card or by completing, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Due to potential delays in the postal system, we are encouraging stockholders to submit their proxies electronically (by Internet or by telephone) if possible.

                                                                        On Behalf of the Board of Directors

                                                                        /s/ Jeff Geygan

                                                                        Jeff Geygan

                                                                        Chair

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free: (877) 750-9498

Banks and brokers call collect: (212) 750-5833

Important Additional Information and Where to Find It

In connection with the 2022 Annual Meeting of Stockholders, RMCF has filed its definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card with the Securities and Exchange Commission (the "SEC") on July 5, 2022, as supplemented by the Supplement to Proxy Statement filed with the SEC on July 7, 2022 (collectively, the “Proxy Statement”) in connection with the solicitation of proxies from stockholders for the 2022 Annual Meeting. RMCF STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. This communication is not a substitute for the Proxy Statement or any other document that may be filed by RMCF with the SEC. Investors and stockholders may obtain a copy of the Proxy Statement, an accompanying WHITE proxy card, any amendments or supplements to the Proxy Statement and other documents filed by RMCF with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” section of the of RMCF’s Investor Relations website at www.rmcf.com/Investor-Relations.aspx or by contacting RMCF’ s Investor Relations department at (970) 259-0554, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. In addition, the documents may be obtained free of charge by directing a request by mail to: Rocky Mountain Chocolate Factory, Inc., 265 Turner Drive, Durango, Colorado 81303, Attn: Secretary.

Certain Information Regarding Participants in the Solicitation

RMCF, its directors and certain of its executive officers are participants in the solicitation of proxies from RMCF stockholders in connection with matters to be considered at the Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise in RMCF, of RMCF’s directors and executive officers, is included in RMCF’s Annual Report on Form 10-K for the fiscal year ended February 28, 2022, filed with the SEC on May 27, 2022, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on June 28, 2022, and in the Proxy Statement. Changes to the direct or indirect interests of RMCF’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 and Annual Statements of Changes in Beneficial Ownership on Form 5. These documents are available free of charge as described above.

Forward-Looking Statements

This communication includes statements of RMCF's expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements involve various risks and uncertainties. The nature of RMCF's operations and the environment in which it operates subjects it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. The statements, other than statements of historical fact, included in this communication are forward-looking statements. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as "will," "intend," "believe," "expect," "anticipate," "should," "plan," "estimate," "potential," “prospects,” “build” or similar expressions. Factors which could cause results to differ include, but are not limited to: the impacts of the COVID-19 pandemic and global economic conditions on RMCF’s business, including, among other things, disruptions to our supply chain, including, but not limited to, raw materials and freight costs, the availability of qualified labor, online sales, factory sales, retail sales and royalty and marketing fees, RMCF’s liquidity, RMCF’s cost cutting and capital preservation measures, achievement of the anticipated potential benefits of the strategic alliance with Edible Arrangements®, LLC and its affiliates (“Edible”), the ability to provide products to Edible under the strategic alliance, Edible's ability to increase RMCF’s online sales through the agreements with Edible, the outcome of any legal proceedings involving RMCF, including, but not limited to, the legal proceedings initiated against Immaculate Confections, the operator of RMCF locations in Canada, changes in the confectionery business environment, seasonality, consumer interest in RMCF’s products, general economic conditions, the success of RMCF’s frozen yogurt business, receptiveness of RMCF’s products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of RMCF’s co- branding strategy, the success of international expansion efforts and the effect of government regulations. Government regulations which RMCF and its franchisees and licensees either are, or may be, subject to and which could cause results to differ from forward-looking statements include, but are not limited to, local, state, and federal laws regarding health, sanitation, safety, building and fire codes, franchising, licensing, employment, manufacturing, packaging and distribution of food products and motor carriers. For a detailed discussion of the risks and uncertainties that may cause RMCF’s actual results to differ from the forward-looking statements contained herein, please see the section entitled "Risk Factors" contained in Item 1A. of RMCF’s Annual Report on Form 10-K for the fiscal year ended February 28, 2022. Additional factors that might cause such differences include, but are not limited to: the length and severity of the current COVID-19 pandemic and its effect on among other things, factory sales, retail sales, royalty and marketing fees and operations, the effect of any governmental action or mandated employer-paid benefits in response to the COVID-19 pandemic, and RMCF’s ability to manage costs and reduce expenditures in the current economic environment and the availability of additional financing if and when required. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, RMCF undertakes no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this communication or those that might reflect the occurrence of unanticipated events.